Exhibit 4.1








                               KEYSPAN CORPORATION

                                       AND

                              JPMORGAN CHASE BANK,

                                   as Trustee





                             _______________________

                          FIRST SUPPLEMENTAL INDENTURE

                             Dated as of May 6, 2002

                            ________________________







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     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of May 6, 2002, is between
KEYSPAN CORPORATION, doing business as KeySpan Energy, a corporation duly incorporated and existing under the laws of the State of New York and having its principal executive office at One MetroTech Center, Brooklyn, New York 11201 (the "Company"), and JPMORGAN CHASE BANK (formerly, The Chase Manhattan
Bank), a corporation organized and existing under the laws of the State of New York, acting as Trustee under the Indenture referred to below (the "Trustee").

                              W I T N E S S E T H

     WHEREAS, the Company has duly authorized the execution and delivery of an Indenture dated as of November 1, 2000 (the "Indenture"), as amended and supplemented, to provide for the issuance from time to time of its unsecured notes or other evidences of indebtedness to be issued in one or more series (the "Securities"), as provided in the Indenture, up to such principal amount or amounts as may from time to time be authorized in or pursuant to one or more resolutions of the Board of Directors;

     WHEREAS, pursuant to Section 901 of the Indenture, the Company wishes to supplement the provisions of the Indenture to provide, among other things, for the issuance of convertible and exchangeable Securities;

     WHEREAS, the Company has duly authorized the execution and delivery of this First Supplemental Indenture in order to provide for such modifications to the Indenture; and

     WHEREAS, all acts and things necessary to make this First Supplemental Indenture a valid agreement of the Company according to its terms have been done and performed, and the execution and delivery of this First Supplemental Indenture have in all respects been duly authorized;

     NOW, THEREFORE, in consideration of the premises and of the purchase and acceptance of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of the Holders of the Securities or series thereof, as follows:

     SECTION 1. AMENDMENTS TO THE INDENTURE

     1.1 Amendment to Section 301 of the Indenture. Section 301 is amended by adding the following clause in numerical order and renumbering the existing clauses (24) and (25) as clauses (25) and (26), respectively:

     "(24) whether the Securities of the series will be convertible or exchangeable into other securities of the Company or another Person, and if so, the terms and conditions upon which such Securities will be so convertible or exchangeable, including the conversion price or exchange rate and the conversion or exchange period, and any additions or changes to the Indenture with respect to the Securities of such series to permit or facilitate such conversion or exchange (which additions or changes shall not, in any event, affect the rights, duties or obligations of the Trustee);"


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     1.2 Amendment to Section 401 of the Indenture. Section 401 is amended and restated as follows:

     "The Company may, at the option of its Board of Directors evidenced by a Board Resolution set forth in an Officers' Certificate, at any time, with respect to the Securities of any series, unless otherwise specified pursuant to Section 301 with respect to a particular series of Securities, elect to have either Section 402 or 403 be applied to all of the Outstanding Securities of that series upon compliance with the conditions set forth below in this Article Four."

     1.3 Amendment to Section 403 of the Indenture. Section 403 is amended by replacing the phrase "704, 801 and 1007" with the phrase "704, 801, 1007 and 1008 or any covenants established pursuant to Sections 301(26), 901(2) or 901(11)".

     1.4 Amendment to Section 607 of the Indenture. Section 607 of the Indenture is amended by adding the following paragraphs at the end thereof:

          "When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 501(5) or (6), the expenses (including the reasonable charges and expenses of the Trustee's counsel) and the compensation for the services are intended to constitute expenses of administration under any bankruptcy law.

          The Company's obligations under this Section 607 and any lien arising hereunder shall survive the resignation or removal of the Trustee, the discharge of the Company's obligations pursuant to Article Four of this Indenture and/or the termination of this Indenture."

     1.5 Amendment to Section 609 of the Indenture. Section 609 is amended by
(i) replacing the heading "Corporate Trustee Required; Different Trustees for Different Series; Eligibility." with the heading "Corporate Trustee Required; Eligibility; Different Trustees for Different Series." and (ii) adding the following paragraph at the end of Section 609:

     "A different Trustee may be appointed by the Company for each series of Securities prior to the issuance of such Securities. If the initial Trustee for any series of Securities is to be other than JPMorgan Chase Bank, the Company and such Trustee shall, prior to the issuance of such Securities, execute and deliver an indenture supplemental hereto, which shall provide for the appointment of such Trustee as Trustee for the Securities of such series and shall add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one Trustee (which additions or changes shall not, in any event, change the rights, duties or obligations of JPMorgan Chase Bank or any successor Trustee), it being understood that nothing herein or in such supplemental indenture shall constitute such Trustees co-trustees of the same trust and that each such Trustee shall be trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any other such Trustee."

     1.6 Amendment to Section 902 of the Indenture. Section 902 is amended (i) to add the following at the end of clause (1) thereof:

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     "adversely affect the right to convert or exchange any Security into other securities of the Company or another Person as may be provided pursuant to Section 301; or";

and (ii) by replacing each occurrence of the term "1010" in clause (3) thereof with the term "1009".

     1.7 Amendment to Section 1009 of the Indenture. Section 1009 of the Indenture is amended by replacing the phrase "1004 to 1009, inclusive," with the phrase "1004 to 1008, inclusive, or any covenant or condition established pursuant to Sections 301(26), 901(2) or 901(11)."

     1.8 Addition of Article 14 to the Indenture. The Indenture is amended to add the following Article 14:

                                  ARTICLE 14.

                            Conversion And Exchange

Section 1401.  Applicability of Article.

     Securities of any series which are designated as being convertible into or exchangeable for any other security of the Company or another Person prior to their Stated Maturity shall be convertible or exchangeable in accordance with their terms and (except as otherwise specified pursuant to Section 301 for the Securities of such series) in accordance with this Article.

Section 1402.  Conversion Privilege.

     A Holder of a Security of a series, which, by its terms, is convertible into or exchangeable for any other security of the Company or another Person, may convert or exchange such Security, as the case may be, at any time during the period and in the manner set forth in the terms of the Securities of such series. The number of shares or units of such other security issuable upon conversion of or exchange of a Security shall be determined in the manner set forth in the terms of such Security.

Section 1403.  Conversion and Exchange Procedure.

     To convert or exchange a Security, as the case may be, the Holder thereof must comply with and satisfy all of the terms, conditions and other requirements set forth in the terms of such Security. As soon as practicable, the Company shall deliver through the relevant conversion or exchange agent a certificate for the number of shares or units of the security issuable upon the conversion or exchange.


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Section 1404. Fractional Shares.

     The terms of a convertible or exchangeable Security, as the case may be, shall set forth whether the Company will issue or deliver a fractional share or units of a security upon conversion or exchange of a Security, or will deliver its check for the value of the fractional share or units of a security.

Section 1405. Taxes on Conversion or Exchange.

     The terms of a convertible or exchangeable Security, as the case may be, shall state whether the Company will pay any documentary, stamp or similar issue or transfer tax, due on the issue of shares or units of the security issuable and whether upon the conversion or exchange the Holder will be required to pay any such tax which is due because securities are issued in a name other than that of such Holder.

Section 1406. Company to Provide Securities Issuable Upon Conversion or
Exchange.

     The Company shall reserve or otherwise provide for a sufficient amount of its respective securities or securities of a third Person which would be issuable upon the conversion or exchange of the Securities, including reserving out of its respective authorized but unissued equity securities or its equity securities held in treasury enough shares to permit the conversion or exchange of the Securities.

     All shares of equity securities of the Company which may be issued upon conversion or exchange of the Securities shall be fully paid and nonassessable.

     The Company shall endeavor to comply with all securities laws regulating the offer and delivery of shares or units of its respective securities issued or delivered upon conversion or exchange of Securities and will endeavor to list such shares or units on any national securities exchange on which such shares or units are listed.

Section 1407. Adjustments.

     The terms of a convertible or exchangeable Security, as the case may be, shall set forth the nature of mechanics for, and notice of, any adjustments in the number or price of securities issuable upon conversion or exchange of the Securities.

Section 1408. Valuation.

     The terms of a convertible or exchangeable Security, as the case may be, shall set forth the method or methods for valuing the securities issuable upon conversion or exchange of the Securities.

Section 1409. Reorganization of Company.

     The terms of a convertible or exchangeable Security, as the case may be, shall set forth the rights, if any, of the Holders to convert or exchange their Securities in the event that the Company is a party to a transaction subject to Article 8 or a merger which reclassifies or changes


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the Company's securities into which the Securities are convertible or exchangeable.

Section 1410. Trustee's Disclaimer.

     The Trustee has no duty or responsibility to determine when an adjustment under this Article of the terms of the Securities should be made, how it should be made or what it should be. The Trustee makes no representation as to, and shall not be accountable for, the validity or value of any securities issued upon conversion of or exchange for Securities. The Trustee shall not be responsible for the failure of the Company to comply with this Article. Each conversion and exchange agent other than the Company shall have the same protection under this Section 1410 as the Trustee.

     1.9 Amendment to Exhibits A and C to the Indenture. Exhibits A and C are amended by replacing references to "United States Treasury Regulation Section 1.165-12(c)(1)(v)" with references to "United States Treasury Regulation
Section 1.165-12(c)(1)(iv)."

     SECTION 2. MISCELLANEOUS

     2.1 Separability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     2.2 Continuance of Indenture. This First Supplemental Indenture supplements the Indenture and shall be a part of and subject to all the terms thereof. The Indenture, as supplemented by this First Supplemental Indenture, shall continue in full force and effect.

     2.3 The Trustee. The Trustee shall not be responsible in any manner for or in respect of, and makes no representations as to, the validity or sufficiency of this First Supplemental Indenture, or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.

     2.4 Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

     2.5 Defined Terms. All capitalized terms used in this First Supplemental Indenture that are defined in the Indenture, but not otherwise defined herein, shall have the same meanings assigned to them in the Indenture.

     2.6 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     2.7 Effectiveness. This First Supplemental Indenture shall be effective as of the date first above written, upon the execution and delivery hereof by each of the parties hereto.

     JPMorgan Chase Bank hereby accepts the trusts in this First Supplemental Indenture declared and provided, upon the terms and conditions hereinabove set forth.

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     IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowlegments and as of the day and year first above written.


                                     KEYSPAN CORPORATION


                                     By: /s/ Gerald Luterman
                                         ---------------------------------
                                     Name:  Gerald Luterman
                                     Title: Executive Vice President and
                                            Chief Financial Officer

Attest:

/s/ Richard A. Rapp, Jr.
-----------------------------
    Richard A. Rapp, Jr.
    Secretary

                                     JPMORGAN CHASE BANK, as Trustee


                                     By: /s/ Francine Springer
                                         ---------------------------------
                                     Name:   Francine Springer
                                     Title:  Vice President

Attest:

/s/ Robert Peschler
--------------------------------
    Robert Peschler